Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009
For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Selects 25-Year Veteran Mark DeYoung as New President and CEO (Effective Immediately)

Former Head of ATK’s Largest Business Entity, Armament Systems Group, Appointed CEO

 Armament Systems Revenues Nearly Quadrupled During DeYoung’s Tenure

Minneapolis, February 4, 2010 — Alliant Techsystems (NYSE: ATK) announced today that its Board of Directors has unanimously voted to appoint Mark DeYoung  as the company’s new President and Chief Executive Officer (CEO), effective immediately.  Mr. DeYoung was also elected to serve on the company’s Board of Directors.

Mr. DeYoung previously led ATK’s Armament Systems group as President of the company’s largest business entity.  In this capacity, he led the group’s expansion from approximately $600 million of revenue in Fiscal Year 2003, to a projected $2.1 billion in revenue in Fiscal Year 2010.  His lean manufacturing initiatives and modernization efforts yielded continued margin improvements within Armament Systems.  Through aggressive acquisition and organic growth into adjacent markets, Armament Systems expanded into commercial ammunition, the tactical accessories market, and international markets for non-standard ammunition and medium-caliber gun systems.

Mr. DeYoung is 51 years old and a 25-year veteran of ATK and its predecessor companies. His years of experience at ATK source from key company businesses in advanced engineering and propulsion systems. He began his career with the Hercules Aerospace Company, which was acquired by ATK in 1995.  In 1999, he was named President of ATK’s Lake City Ammunition business and subsequently assumed leadership for the company’s commercial ammunition business, acquired in

2001.   He holds a bachelor’s degree in business from Weber State University, Ogden, Utah, and an MBA from Westminster College in Salt Lake City.

“The Board of Directors reviewed a select group of outstanding and highly qualified internal and external candidates,” said General Ron Fogleman, Chairman of the Board.  “Mark emerged as the most qualified to lead the company.  His breadth of experience across ATK’s core businesses, his strategic vision, results-driven leadership style, and focus on delivering long-term shareholder value will position our company for continued success in the years to come.”

“I am honored to become ATK’s CEO.  Our company is already a leading force in aerospace, defense, and commercial markets.  We will build and expand on that success,” said DeYoung. “We have an outstanding, dedicated workforce that consistently delivers our company’s unique and extremely competitive brand of affordable innovation.  We will continue to focus on performance and execution, expanding into new markets and delivering on our programs of record, while strengthening both top-line and bottom-line results.  ATK is a company making a difference and I look forward to helping make a great company become even better.”

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.